Exhibit 15

FIRST AMENDMENT TO SHAREHOLDER TENDER AGREEMENT

This FIRST AMENDMENT TO SHAREHOLDER TENDER AGREEMENT (the “Amendment”), dated as of August 20, 2010, is executed by Perceptive Life Sciences Master Fund Ltd., a Cayman Islands company (“Shareholder”), Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Parent”), and West Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Initially capitalized terms used and not defined in this Amendment have the meanings ascribed to them in the Agreement (as defined below).

Background

A.	Shareholder, Parent and Merger Sub are parties to a Shareholder Tender Agreement, dated as of August 9, 2010 (the “Agreement”).

B.	The Agreement contained several inadvertent factual mistakes.

C.	The parties hereto desire to amend the Agreement on the terms and conditions set forth in this Amendment to correct such mistakes of fact.

Agreement

    In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, each of the parties to this Amendment hereby agrees as follows:

1.	Amendment to Schedule I to the Agreement. Schedule I to the Agreement is hereby replaced in its entirety with Schedule I attached hereto.

2.
Amendment to the preamble to the Agreement. The preamble to the Agreement is hereby amended by deleting the words “Delaware limited liability company” and replacing them with the words “Cayman Islands company”.

3.
Amendment to Section 1(b) of the Agreement. Section 1(b) of the Agreement is hereby amended by deleting the words “partnership duly organized, validly existing and in good standing under the laws of the State of Delaware” and replacing them with the words “company duly organized, validly existing and in good standing under the laws of the Cayman Islands.”

4.
Continuance of Agreement; Single Document. Except as specifically amended by this Amendment, all provisions of the Agreement remain in full force and effect. The Agreement, as amended by this Amendment, will hereinafter be read as a single, integrated document, incorporating the changes effected by this Amendment.

5.
Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any signature pages of this Amendment transmitted by telecopier or electronically will have the same legal effect as an original executed signature page.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first set forth above.

ENDO PHARMACEUTICALS HOLDINGS INC.

By:	/s/ David P. Holveck
Name:
Title:

WEST ACQUISITION CORP.

By:	/s/ Alan G. Levin
Name:
Title:

PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.

By:	Perceptive Advisors LLC, its investment manager

By:	/s/ Joseph Edelman
Joseph Edelman, managing member

 SCHEDULE I

Company
Common
Name and Address	Stock

Perceptive Life Sciences Master Fund Ltd.,	6,476,446
c/o Perceptive Advisors LLC,
499 Park Avenue,
25th Floor,
New York, NY 10022

Total	6,476,446